Exhibit 99.1

Press Release

AMSC REPORTS SECOND QUARTER

FISCAL 2007 FINANCIAL RESULTS

-	Revenues Increased 125% Year Over Year

-	Record Quarter of Bookings Posted as Backlog Grows 140 Percent to $180 Million as of September 30, 2007

-	Revenues Forecasted to Grow Approximately 100 Percent in Fiscal 2007 to a Range of $100 Million to $110 Million

-	On Track to be EBITDAS Positive in Fiscal 2008

-	Consolidation of Massachusetts Facilities Being Implemented in Fiscal 2007

WESTBOROUGH, Mass., November 1, 2007 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today reported financial results for its fiscal second quarter ended September 30, 2007.

Revenues for the second quarter of fiscal 2007, which ends March 31, 2008, were $21.6 million, a 125 percent increase from $9.6 million in revenues for the second quarter of fiscal 2006. Gross margin for the second quarter of fiscal 2007 increased to 26.0 percent of revenues from 5.0 percent of revenues for the second quarter of fiscal 2006. The company’s net loss for the second quarter of fiscal 2007 was $6.7 million, or $0.17 per share, compared with a net loss for the prior-year quarter of $7.0 million, or $0.21 per share.

Earnings before interest, taxes, other income and expense, depreciation, amortization and stock-based compensation (EBITDAS) was a loss of $2.3 million for the quarter ended September 30, 2007 compared to a loss of $5.5 million for the quarter ended September 30, 2006. Please refer to the financial schedules attached to this press release for reconciliation of EBITDAS to GAAP net loss.

Revenues for the first six months of fiscal 2007 were $41.4 million, an increase of 75 percent from $23.6 million in the first six months of fiscal 2006. Gross margin increased to 22.2 percent of revenues for the first six months of fiscal 2007, compared to 2.5 percent for the first six months of fiscal 2006. The company’s net loss was $16.3 million, or $0.44 per share, for the first six months of fiscal 2007. This compares with a net loss of $13.7 million, or $0.42 per share, for the first six months of fiscal 2006. The net loss figure for the first six months of fiscal 2007 included approximately $2.9 million, or $0.08 per share, of unusual charges in the first quarter. EBITDAS for the first six months of fiscal 2007 was a loss of $7.6 million, compared with a loss of $11.1 million for the first six months of fiscal 2006.

The company ended the second quarter of fiscal 2007 with $118.2 million in cash, cash equivalents and short-term investments, which includes approximately $94 million raised by the company in a follow-on stock offering it completed in July 2007. This compares with $30.5 million on June 30, 2007.

The company generated approximately $129 million in bookings during the quarter, increasing AMSC’s total backlog of orders and contracts to approximately $180 million on September 30, 2007. AMSC’s backlog on June 30, 2007 was approximately $75 million.

“Based on the growth in orders and backlog in the second quarter, we are poised to deliver solid revenue growth for the remainder of this fiscal year,” said Greg Yurek, chief executive officer and founder. “Our backlog for recognition as revenue next fiscal year has continued to increase strongly and is now over $100 million. This supports our forecast to be EBITDAS positive in fiscal 2008. With accelerating growth in international orders and sales in the wind energy industry, our Power Systems business unit generated an operating profit in the second quarter. Our Superconductors business unit is successfully executing multiple projects, including Project HYDRA in Manhattan, and it remains on track to initiate volume production of 344 superconductors in December 2007.”

AMSC’s recent accomplishments include:

•	Receiving a record $90 million in orders from Sinovel Wind in the second quarter, which underscores the strength of the wind market in China.

•	Launching a new SVC product line, demonstrating the company’s commitment to the electric utility market. AMSC also received its first two multi-million-dollar SVC orders.

•	Signing two multi-million-dollar licensing agreements with AAER Inc. of Canada for a 2 megawatt (MW) wind turbine design. AAER is AMSC Windtec’s first licensee in North America.

•	Commencing work on a fault current limiter project in partnership with the Department of Energy and Southern California Edison.

•	Entering into a research joint venture with TECO-Westinghouse for the development of core technologies for superconductor generators that can power 10 MW class wind turbines.

“We have continued to grow our business in the global wind energy market,” said Yurek. “In the second quarter, we signed our first licensee in North America, and we also received our first turbine electrical system order from China’s Zhuzhou Electric, our second such customer in China. We continue to expect that approximately 65 percent of our total revenues in fiscal 2007 will come from the wind market.”

“We are also growing our business in the power grid market on multiple fronts,” said Yurek. “Orders from electric utilities for our D-VAR® and SVC grid infrastructure solutions, and contracts for superconductor power cable and fault current limiter development projects during the first half of this fiscal year increased to approximately $24 million compared with $2 million for the same period last fiscal year.”

The company recently established AMSC China, a new division that will serve the Asia-Pacific wind energy, power grid and industrial markets. This division will be providing manufacturing, sales and service for the company’s power electronics and superconductor product lines in the region. AMSC China currently employs 25 Chinese citizens in its Suzhou and Beijing operations. The company expects approximately 50 percent of its fiscal 2007 revenues will come from the Asia-Pacific region.

“We recognize that execution at this stage of rapid growth is critical, and we are taking the steps necessary to support our global expansion,” said Yurek. “These steps include establishing operations in the Asia-Pacific region and hiring aggressively at AMSC both in the U.S. and internationally. These investments, along with the associated training and globalization of this workforce, are vital to enabling us to achieve our financial objectives this fiscal year and next.”

Financial Forecast

“We expect our revenue growth to accelerate during the remainder of the fiscal year,” said David Henry, senior vice president and chief financial officer. “We now expect revenues will double from our previous fiscal year to a range of $100 million to $110 million. This compares with our previous forecast of $85 million to $90 million in fiscal 2007 revenues. In addition, with more than $100 million of backlog already in hand for fiscal 2008, our strong growth rate is set to continue into fiscal 2008 as well.”

Today, the company also announced that it has decided to implement a plan it had announced it was considering earlier this year to consolidate its operations in Massachusetts. This consolidation of facilities, which is anticipated to be substantially completed by the end of the third quarter of fiscal 2007, is expected to result in a total cash restructuring charge for lease termination, relocation and other costs in the range of $5.5 to $6.0 million, of which $4.5 million to $5.0 million is expected to be recorded in the last two quarters of fiscal 2007, with the majority of that occurring in the third quarter. The remaining amount is expected to be recorded ratably over the remaining term of the lease, which expires in May 2009. In the fourth quarter of fiscal 2007, the company expects to begin realizing annual savings of approximately $2.5 million per year from this initiative, excluding continuing restructuring charges associated with the lease.

“We are revising our net loss guidance for fiscal 2007 to include the restructuring charge related to our Massachusetts facilities consolidation. We also are anticipating increased operating expenses to support our rapid growth, higher stock compensation expense as a result of higher than anticipated stock prices, and unabsorbed overhead in our AMSC Superconductors business unit as a result of delays in certain projects, which are expected to offset the fall through from higher AMSC Power Systems revenues,” said Henry. “With these additional items, we now expect that our net loss for the full fiscal year will be in the range of $27.0 million to $31.0 million, or $0.70 to $0.81 per share. This compares with our previous guidance, which excluded the restructuring charge, of $21.0 million to $24.0 million, or $0.54 to $0.62 per share. Including the restructuring charge, we now expect that our EBITDAS loss for the year will be in the range of $10 million to $12 million, compared to our previous guidance for a loss of $8 million to $10 million. We continue to expect that the company will approach positive EBITDAS in the fourth quarter of fiscal 2007, and we remain on track to be EBITDAS positive in fiscal 2008.”

Conference Call Reminder

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing (913) 312-1453 and using conference ID 3764979. A telephonic playback of the call will be available from 1:00 p.m. ET on November 1, 2007 through 1:00 p.m. ET on November 8, 2007. Please call (719) 457-0820 and refer to conference ID 3764979 to access the playback.

AMERICAN SUPERCONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2007	2006	2007	2006
Revenues:
Power Systems	$19,185	$6,473	$33,554	$10,021
Superconductors	2,438	3,127	7,838	13,625

Total revenues	21,623	9,600	41,392	23,646
Cost of revenues	16,004	9,120	32,191	23,045

Gross profit	5,619	480	9,201	601
Operating expenses:
Research and development	3,792	3,539	8,006	7,601
Selling, general and administrative	7,151	4,418	13,269	7,915
Amortization of acquisition related intangibles	1,772	—	2,934	—
Restructuring and impairments	93	—	911	—

Total operating expenses	12,808	7,957	25,120	15,516

Operating loss	(7,189)	(7,477)	(15,919)	(14,915)
Interest income	1,204	591	1,550	1,269
Other expense, net	(151)	(91)	(1,165)	(54)

Loss before income tax	(6,136)	(6,977)	(15,534)	(13,700)
Income tax expense	537	—	792	—

Net loss	$(6,673)	$(6,977)	$(16,326)	$(13,700)

Net loss per common share
Basic and Diluted	$(0.17)	$(0.21)	$(0.44)	$(0.42)

Weighted average number of common shares outstanding
Basic and Diluted	39,208	32,898	37,249	32,852

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	September 30,	March 31,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$87,139	$15,925
Marketable securities	31,047	19,399
Accounts receivable, net	22,756	18,053
Inventory	8,458	6,853
Prepaid expenses and other current assets	4,397	1,505
Deferred tax assets	218	514

Total current assets	154,015	62,249
Property, plant and equipment, net	51,670	49,928
Assets held for sale	898	2,171
Goodwill	8,187	5,126
Other intangibles, net	12,895	12,849
Other assets	4,572	110

Total assets	$232,237	$132,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$24,309	$23,532
Deferred revenue and customer deposits	7,732	3,775

Total current liabilities	32,041	27,307
Non-current liabilities:
Deferred revenue and customer deposits	2,099	867
Deferred tax liabilities	2,145	2,518
Other non-current liabilities	97	120

Total liabilities	36,382	30,812
Stockholders’ equity:
Common stock	409	350
Additional paid-in capital	595,596	486,194
Deferred contract costs - warrant	(10)	(13)
Accumulated other comprehensive income	1,240	145
Accumulated deficit	(401,380)	(385,055)

Total stockholders’ equity	195,855	101,621

Total liabilities and stockholders’ equity	$232,237	$132,433

Reconciliation of Net Loss to EBITDAS (1)

(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2007	2006	2007	2006
Net Loss	$(6,673)	$(6,977)	$(16,326)	$(13,700)
Interest income	(1,204)	(591)	(1,550)	(1,269)
Other expense, net	151	91	1,165	54
Income tax expense	537	—	792	—
Depreciation and amortization	2,951	996	5,261	2,064

EBITDA	(4,238)	(6,481)	(10,658)	(12,851)
Stock-based compensation	1,946	1,019	3,023	1,799

EBITDAS	$(2,292)	$(5,462)	$(7,635)	$(11,052)

Reconciliation of Forecast Net Loss to Forecast EBITDAS (1)

(In thousands)

	High	Low
Net Loss	$(31,000)	$(27,000)
Interest income	(4,000)	(4,000)
Other expense, net	2,000	2,000
Income tax expense	2,500	2,000
Depreciation and amortization	12,500	11,500
EBITDA	(18,000)	(15,500)
Stock-based compensation	6,000	5,500
EBITDAS	$(12,000)	$(10,000)

(1)	EBITDAS is a non-GAAP financial measure defined by the company as net income before interest, taxes, other income and expense, net, depreciation and amortization, and stock-based compensation. The company believes EBITDAS is an important measurement for management and investors given the increasing effect that non-cash charges such as stock compensation, amortization related to acquisitions and depreciation of capital equipment will have on the company’s net income (loss). The company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS will provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP net income (loss) is set forth in the table above.

About American Superconductor (NASDAQ: AMSC)

AMSC is a leading energy technologies company offering an array of solutions based on two proprietary technologies: programmable power electronic converters and high temperature superconductor (HTS) wires. The company’s products, services and system-level solutions enable cleaner, more efficient and more reliable generation, delivery and use of electric power. AMSC is a leader in alternative energy, offering grid interconnection solutions as well as licensed wind energy designs and electrical systems. As the world’s principal supplier of HTS wire, the company is enabling a new generation of compact, high-power electrical products, including power cables, grid-level surge protectors, Secure Super Grids(TM), motors, generators, and advanced transportation and defense systems. AMSC also provides utility and industrial customers worldwide with voltage regulation systems that dramatically enhance power grid capacity, reliability and security, as well as industrial productivity. The company’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, SuperVAR, D-VAR, DVC, PQ-IVR, PowerModule, PQ-SVC, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; and the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

Contact Information:

Jason Fredette

Director of Investor & Media Relations

American Superconductor Corporation (NASDAQ: AMSC)

508-621-4177

jfredette@amsc.com